UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2019 (February 8, 2019)

PetroQuest Energy, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32681	72-1440714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana		70508
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

As previously reported by PetroQuest Energy, Inc. (“PetroQuest,” the “Company,” “we,” “our,” and “us”) on November 6, 2018 (the “Petition Date”), the Company, PetroQuest Energy, L.L.C. (“PQE”) and certain of our other wholly-owned direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for Southern District of Texas (the “Court”) to pursue a Chapter 11 plan of reorganization under the caption In re PetroQuest Energy Inc., et. al (Case No. 18-36322) (the “Chapter 11 Cases”).

On January 31, 2019, the Court entered an order (the “Confirmation Order”) confirming the Debtors’ First Amended Chapter 11 Plan of Reorganization, as Immaterially Modified as of January 28, 2019 (as amended, modified or supplemented from time to time, the “Plan”) under Chapter 11 of the Bankruptcy Code.

On February 8, 2019 (the “Effective Date”), the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases. The descriptions of the Plan and the Confirmation Order in this Current Report on Form 8-K are qualified in their entirety by reference to the full text of the Plan and the Confirmation Order, which are filed herewith as Exhibit 2.1 and Exhibit 99.1, respectively, and incorporated herein by reference.

Item 1.01	Entry Into a Material Definitive Agreement.

Exit Facility

On the Effective Date, pursuant to the terms of the Plan and the Confirmation Order, PQE, as borrower, and the Company, as parent, entered into the Term Loan Agreement (the “Exit Facility”) with the lenders party thereto (which were lenders under the Company’s Multidraw Term Loan Agreement (as defined below) and certain holders of the Company’s Old Notes (as defined below) that subscribed to be a lender pursuant to the syndication process) and Wells Fargo Bank, National Association, as administrative agent. The Exit Facility provides for a $50.0 million term loan facility.

The proceeds of the Exit Facility were used to repay in full the loans and other obligations under the Company’s Multidraw Term Loan Agreement. The maturity date of the Exit Facility is November 8, 2023. The interest rate per annum is equal to (i) in the case of LIBOR Loans (as defined in the Exit Facility), 7.50% per annum and (ii) in the case of Base Rate Loans (as defined in the Exit Facility), 6.50% per annum. The Exit Facility is secured by a first priority lien on substantially all of the assets of the Company and certain of its subsidiaries.

The Company and its subsidiaries are subject to a restrictive covenant under the Exit Facility, consisting of maintaining a ratio of (i) the present value, discounted at 10% per annum, of the estimated future net revenues in respect of the Company’s and its subsidiaries’ oil and gas properties, before any state, federal, foreign or other income taxes, attributable to total proved reserves, using strip prices then in effect at the end of each calendar quarter, including swap agreements in place at the end of each quarter, to (ii) the sum of the aggregate outstanding principal amount of the term loans to be less than 1.50 to 1.00 as measured on the last day of each calendar. If the Company fails to maintain the ratio, the Company may either (i) prepay the outstanding term loans such that after giving effect to such prepayment, the financial covenant is met or (ii) be in default under the Exit Facility, in which case the term loans and all other amounts owed pursuant to the Exit Facility would become immediately due and payable.

The Exit Facility also contains customary affirmative and negative covenants, including as to compliance with laws (including environmental laws, ERISA and anti-corruption laws), maintenance of required insurance, delivery of quarterly and annual financial statements, maintenance and operation of property (including oil and gas properties), restrictions on the incurrence of liens and indebtedness, entering into mergers, consolidations and sales of assets, and transactions with affiliates and other customary covenants.

The Exit Facility contains customary events of default and remedies for credit facilities of this nature. If the Company, PQE or any subsidiary does not comply with the financial and other covenants in the Exit Facility, the lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Exit Facility.

The foregoing description of the Exit Facility is qualified in its entirety by reference to the full text of the Exit Facility, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

2024 PIK Notes

On the Effective Date, pursuant to the terms of the Plan and the Confirmation Order, the Company entered into an indenture (the “Indenture”) by and among the Company, PQE, as guarantor (the “Guarantor”), and Wilmington Trust, National Association, as trustee (the “Trustee”) and collateral agent, and issued $80.0 million of the Company’s 10% Senior Secured PIK Notes due 2024 (the “2024 PIK Notes”) pursuant thereto.

Interest on the 2024 PIK Notes accrues at a rate of 10% per annum payable semi-annually in kind (“PIK Interest”) on February 15 and August 15 of each year, beginning on August 15, 2019. At the election of the Board of Directors of the Company (the “Board”), so long as the Company has provided notice to the holders of the 2024 PIK Notes and the Trustee of such election at least 30 days prior to any applicable interest payment date, interest on the 2024 PIK Notes for any interest period may instead be payable at the annual rate (i) solely in cash (the “Cash Interest”) or (ii) partially as Cash Interest and partially as PIK Interest. The maturity date of the 2024 Notes is February 15, 2024. The 2024 PIK Notes are secured on a second priority lien basis by the equity of PQE that also secures the Exit Facility. Pursuant to the terms of the Intercreditor Agreement (as defined below), the security interest in those assets that secure the 2024 PIK Notes and the related guarantee will be contractually subordinated to liens thereon that secure the Exit Facility and certain other permitted obligations as set forth in the Indenture. Consequently, the 2024 PIK Notes and the related guarantee will be effectively subordinated to the Exit Facility and such other permitted obligations to the extent of the value of such assets.

The Company may, at its option, on any one or more occasions redeem all or a portion of the 2024 PIK Notes issued under the Indenture at the redemption prices set forth below (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid Cash Interest together with an amount of cash equal to all accrued and unpaid PIK Interest on the 2024 PIK Notes to be redeemed to, but not including, the redemption date (subject to the right of holders of the 2024 PIK Notes of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
February 8, 2019 to February 7, 2020	102.000%
February 8, 2020 to February 7, 2021	101.000%
February 8, 2021 and thereafter	100.000%

Upon the occurrence of certain change of control events, any holder of the 2024 PIK Notes will have the right to cause the Company to repurchase all or any part of such holder’s 2024 PIK Notes at a repurchase price payable in cash equal to 101% of the principal amount of the 2024 PIK Notes to be repurchased (including any PIK Notes (as defined in the Indenture) or any increase in principal amount of the 2024 PIK Notes in connection with PIK Interest, plus accrued interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date).

The Indenture contains certain customary events of default, including: (1) default in the payment of any interest when it becomes due and payable, and continuance of such default for a period of 30 days, (2) default in the payment of principal at maturity, upon optional redemption, upon declaration of acceleration or otherwise or failure to purchase the 2024 PIK Notes when required pursuant to the Indenture or the 2024 PIK Notes, (3) default in the performance or breach of certain covenants in the Indenture, which default continues uncured for a period of 60 days (or (x) 30 days in the case of failure to comply with certain restrictive covenants and (y) 120 days in the case of failure to comply with reporting obligations under the Indenture) after (i) the Company receives written notice from the Trustee or (ii) the Company and the Trustee receive written notice from the holders of not less than 25% in principal amount of the 2024 PIK Notes as provided in the Indenture, (4) certain voluntary or involuntary events of bankruptcy, insolvency or winding up or liquidation of the Company or the Guarantor, (5) any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent at the time such judgment or decree is entered against the Company, any subsidiary guarantor under the Indenture or any significant subsidiary under the Indenture, remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed and (6) the occurrence of the following: (x) except as permitted by the Note Documents (as defined in the Indenture), any Note Document establishing the liens securing the notes obligations ceases for any reason to be enforceable; provided that it will not be an event of default under the Indenture if the sole result of the failure of one or more Note Documents to be fully enforceable is that any lien purported to be granted under such Note Documents on collateral, individually or in the aggregate, having a fair market value of not more than $15.0 million, ceases to be an enforceable and perfected lien; provided further, that if such failure is susceptible to cure, no event of default shall arise with respect thereto until 45 days after any officer of the Company or any restricted subsidiary becomes aware of such failure, which failure has not been cured during such time period, (y) except as permitted by the Note Documents, any lien purported to be granted under any Note Document on collateral, individually or in the aggregate, having a fair market value in excess of $15.0 million, ceases to be an enforceable and perfected second priority lien, subject to the Intercreditor Agreement and permitted liens provided that if such failure is susceptible to cure, no event of default shall arise with respect thereto until 45 days after any officer of the Company or any restricted subsidiary under the Indenture becomes aware of such failure, which failure has not been cured during such time period and (z) the Company or any other grantor under the Indenture, or any person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other grantor under the Indenture set forth in or arising under any Note Document establishing liens securing the notes obligations.

If a default occurs and is continuing and is actually known to a trust officer of the Trustee, the Trustee must send to each holder of the 2024 PIK Notes notice of the default within 90 days after it occurs. Except in the case of defaults in payment involving the payment of principal of or interest with respect to any 2024 PIK Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is not opposed to the interests of the holders of the 2024 PIK Notes.

The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture, which is filed herewith as Exhibit 4.1 and incorporated herein by reference. The foregoing description of the 2024 PIK Notes is qualified in its entirety by reference to the form of 2024 PIK Notes, which is included as Exhibit A to the Indenture and incorporated herein by reference.

Intercreditor Agreement

On the Effective Date, in accordance with the Plan and the Confirmation Order, Wells Fargo Bank, National Association, as intercreditor agent, Wilmington Trust, National Association, as collateral agent, the Company and PQE entered into a lien subordination and intercreditor agreement (the “Intercreditor Agreement”) to govern the relationship of holders of the 2024 PIK Notes, the lenders under the Exit Facility and holders of other priority lien obligations with respect to certain collateral and certain other matters.

The foregoing description of the Intercreditor Agreement is qualified in its entirety by reference to the full text of the Intercreditor Agreement, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Registration Rights Agreement

On the Effective Date, in accordance with the Plan and the Confirmation Order, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain recipients of shares of the Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) of the Company and the 2024 PIK Notes distributed on the Effective Date (collectively, the “Registration Rights Holders”).

The Registration Rights Agreement requires the Company to file a shelf registration statement (the “Initial Shelf Registration Statement”) that includes the Registrable Securities (as defined in the Registration Rights Agreement), whose inclusion has been timely requested and subject to certain limitations, with the Securities and Exchange Commission (the “SEC”) no later than five business days after the Company files its first Quarterly Report on Form 10-Q or Annual Report on Form 10-K with the SEC after the Effective Date, and use its reasonable best efforts to have the Initial Shelf Registration Statement declared effective as soon as reasonably practicable after the Company files the Initial Shelf Registration Statement (but in no event later than 75 days after it shall have filed such Shelf Registration Statement, unless it is not practicable to do so due to circumstances directly relating to outstanding comments of the SEC relating to the Initial Shelf Registration Statement; provided that the Company is using its reasonable best efforts to address any such comments as promptly as possible). The Registration Rights Agreement also provides the Registration Rights Holders the ability to demand registrations or underwritten shelf takedowns subject to certain requirements and exceptions.

In addition, if the Company proposes to register shares of the Class A Common Stock in certain circumstances, the Registration Rights Holders will have certain “piggyback” registration rights, subject to restrictions set forth in the Registration Rights Agreement, to include their shares of the Class A Common Stock in the registration statement.

These registration rights are subject to certain conditions and limitations, including the right of underwriters to limit the Registrable Securities to be included in an underwritten offering and the Company’s right to delay or withdraw a registration statement under certain circumstances. The Company will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions, such as blackout periods.

The Registration Rights Agreement also provides that (a) for so long as the Company is subject to the requirements to publicly file information or reports with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company will timely file all information and reports with the SEC and comply with all such requirements, and (b) if the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, make available information necessary to comply with Section 4(a)(7) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 144 and Rule 144A, if available, with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Registration Rights Holder to sell Registrable Securities without registration under the Securities Act.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed herewith as Exhibit 4.3 and incorporated herein by reference.

Item 1.02	Termination of Material Definitive Agreements

Equity Interests

On the Effective Date, by operation of the Plan, all agreements, instruments, and other documents evidencing, relating to or connected with any equity interests of the Company, including the Company’s common stock, par value $0.001 (the “Old Common Stock”) and 6.875% Series B Cumulative Convertible Perpetual Preferred Stock (“Old Preferred Stock”), issued and outstanding immediately prior to the Effective Date, and any rights of any holder in respect thereof, were deemed cancelled, discharged and of no force or effect.

Debt Securities and Credit Agreement

On the Effective Date, by operation of the Plan, all outstanding obligations under the following notes issued by the Company were cancelled and the indentures governing such obligations were cancelled:

•

10% Second Lien Secured Senior Notes due 2021 (the “2021 Notes”), issued pursuant to that certain Indenture dated February 17, 2016, by and among the Company, as issuer, certain of the Company’s subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee and collateral trustee; and

•

10% Second Lien Senior Secured PIK Notes due 2021 (the “2021 PIK Notes” and together with the 2021 Notes, the “Old Notes”), issued pursuant to that certain Indenture dated September 27, 2016, by and among the Company, as issuer, certain of the Company’s subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee.

On the Effective Date, as provided by the Plan and Confirmation Order, the Multidraw Term Loan Agreement, dated as of August 31, 2018 (the “Multidraw Term Loan Agreement”), by and among PQE, as the borrower, the Company and TDC Energy, LLC, as guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, was fully discharged. The obligations owing to the lenders under the Multidraw Term Loan Agreement were replaced by the obligations under the Exit Facility.

Item 2.02	Results of Operations and Financial Condition.

On February 11, 2018, the Company issued a news release reporting 2018 estimated proved oil and gas reserves and production. The news release is filed herewith as Exhibit 99.2 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including Exhibit 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit 99.2 be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information regarding the Exit Facility and the Indenture set forth in Item 1.01 of this Report is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

On the Effective Date, pursuant to the terms of the Plan, the Company issued 8,900,000 shares of Class A Common Stock pro rata to the holders of the Old Notes. In addition, pursuant to the terms of the Plan, the Company issued 300,000 shares of Class A Common Stock to certain holders of the Old Notes for their commitment to backstop the Exit Facility. As of the Effective Date, there were approximately 9.2 million shares of Class A Common Stock outstanding.

The Plan and Confirmation Order provide for the exemption of the offer and sale of the 8,900,000 shares of Class A Common Stock from the registration requirements of the Securities Act pursuant to Section 1145(a)(1) of the Bankruptcy Code. The shares of Class A Common Stock issued to certain holders of the Old Notes for their commitment to backstop the Exit Facility were issued in a private placement transaction in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

Item 3.03	Material Modification to Rights of Security Holders

As provided in the Plan and the Confirmation Order, all notes, stock, agreements, instruments, certificates, and other documents evidencing any claim against or interest in the Debtors with respect to securities of the Company were cancelled on the Effective Date and the obligations of the Debtors thereunder or in any way related thereto were fully released. The securities cancelled on the Effective Date include all of the Old Common Stock, the Old Preferred Stock and the Old Notes. For further information, see Items 1.01, 1.02, 3.02 and 5.01 of this Report, which are incorporated herein by reference.

Item 5.01	Changes in Control of Registrant

As previously disclosed, on the Effective Date, all previously issued and outstanding shares of the Old Common Stock were cancelled, and the Company issued shares of Class A Common Stock pro rata to the holders of the Old Notes pursuant to the Plan. For further information, see Items 1.01, 1.02, 3.02, 3.03 and 5.02 of this Report, which are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure and Appointment of Directors

Pursuant to the Plan and Confirmation Order, as of the Effective Date, the following directors ceased to serve on the Board: J. Gerard Jolly, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV. Charles T. Goodson, the Company’s President and Chief Executive Officer, remained on the Board.

Pursuant to the Plan and the Confirmation Order, as of the Effective Date, the Board consists of the following persons: Neil P. Goldman, Charles T. Goodson, John “Brad” Juneau, Harry Quarls and David I. Rainey.

As of the filing of this Report, the Board has not determined any committee assignments.

Employment Agreements

The executive officers of the Company will remain the same and the Company entered into new employment agreements with the following executive officers on the Effective Date: Charles Goodson, Chief Executive Officer and President of the Company, J. Bond Clement, the Executive Vice President, Chief Financial Officer and Treasurer of the Company, Arthur M. Mixon, III, the Executive Vice President – Operations and Production of the Company, Stephen H. Green, Senior Vice President – Exploration of the Company, and Edgar A. Anderson, Vice President of the ArkLaTex Region of the Company.

Each of the employment agreements has a term of one year with automatic one-year renewals unless either party provides the other with at least 60 days advance written notice of non-renewal. In the event the agreement is terminated by us without “cause” or due to the death or “disability” of the executive, the executive or his estate will receive, subject to certain conditions, severance equal to his annual base salary, payable in equal semi-monthly installments, for 12 months following the date of termination. In addition, in the event the agreement is terminated by us without “cause”, we will continue, subject to certain conditions, the executive’s health and welfare benefits at our cost for 12 months following the date of termination. Each agreement prohibits the executive from engaging in various activities outside his employment with the Company without the Company’s approval and prohibits the disclosure of confidential information. In addition, each agreement contains a non-competition agreement and non-solicitation restrictions prohibiting the executive from competing with the Company or soliciting its employees, customers or acquisition prospects during his employment and for one year after termination of the agreement for any reason, subject to certain exceptions.

The foregoing description of the executive employment agreements is qualified in its entirety by reference to the full text of the form of executive employment agreement entered into with Messrs. Goodson, Clement, Mixon, Green and Anderson, which is filed herewith as Exhibit 10.3 and incorporated by reference herein.

Termination Agreements

The Company also entered into termination agreements with Messrs. Goodson, Clement, Mixon, Green and Anderson on the Effective Date. The termination agreements provide for the payment of severance benefits upon certain “change in control” events and subsequent termination of the executive’s employment within two years after such “change in control” by us other than for “cause” or by the executive for “good reason.” Each of the agreements has an initial term through December 31, 2019, with automatic one-year renewals beginning on January 1, 2020 and each January 1 thereafter unless, not later than September 30 of the preceding year, the Company gives notice of the Company’s intent not to extend any of the agreements. Even if the Company timely gives notice, each of the agreements will automatically be extended for 24 months beyond its term if a “change in control” event occurred during the term of any of the agreements. In the event that an executive’s employment is terminated after a “change in control” event by us without “cause” or by the executive for “good reason”, the executive will receive, subject to certain conditions, a lump sum severance payment equal to two times the sum of his annual base salary and most recent annual bonus. In addition, we will continue, subject to certain conditions, the executive’s health and welfare benefits at our cost for 24 months following the date of termination. An executive is not entitled to any benefits under the agreement if the executive’s employment terminates due to the executive’s retirement at age 65, the executive’s “total and permanent disability” or the executive’s death. The Company is required to reimburse the executives for all legal fees and expenses incurred by them as a result of a termination which entitles them to any payments under the agreements, including all such fees and expenses incurred in contesting or disputing any notice of termination under the agreements or in seeking to obtain or enforce any right or benefit provided by the agreements or in connection with any tax audit or proceeding relating to the application of excise taxes to any payment or benefit under the agreements.

The foregoing description of the termination agreements is qualified in its entirety by reference to the full text of the form of termination agreement entered into with Messrs. Goodson, Clement, Mixon, Green and Anderson, which is filed herewith as Exhibit 10.4 and incorporated by reference herein.

Indemnification Agreements

On the Effective Date, the Company entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require the Company to (i) indemnify these individuals to the fullest extent permitted by the Delaware General Corporation Law, as amended (the “DGCL”), against liabilities that may arise by reason of their service to the Company, and (ii) advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified. The Company may enter into indemnification agreements with any future directors or executive officers.

The foregoing description of the indemnification agreements is qualified in its entirety by reference to the full text of the form of indemnification agreement, which is filed herewith as Exhibit 10.5 and incorporated herein by reference.

Management Incentive Plan

On the Effective Date, pursuant to the operation of the Plan and Confirmation Order, the 2019 Long Term Incentive Plan (the “Management Incentive Plan”) became effective. The Management Incentive Plan is an equity-based compensation plan providing for and permitting the grant of awards to eligible participants including, among other things, in the form of unrestricted shares of Class A Common Stock, stock options to purchase shares of Class A Common Stock and restricted stock units to be settled in shares of Class A Common Stock, in some cases subject to the satisfaction of certain vesting criteria.

The Board will administer the Management Incentive Plan. The Management Incentive Plan provides for a reserve of 1,344,000 shares of Class A Common Stock on the Effective Date.

The awards to be granted under the Management Incentive Plan will be subject to customary anti-dilution and other adjustments for changes in capitalization and other events. The awards to be granted pursuant to the Management Incentive Plan will be granted by the Board in its discretion.

The foregoing description of the Management Incentive Plan is qualified in its entirety by reference to the full text of the Management Incentive Plan, which is filed herewith as Exhibit 10.6 and incorporated herein by reference.

New Award Grants

On the Effective Date and pursuant to the Plan and Confirmation Order, restricted stock units (“RSUs”) were awarded to Messrs. Goodson, Clement and Mixon pursuant to the Management Incentive Plan as follows: 379,582 RSUs, 126,528 RSUs and 126,528 RSUs, respectively.

The RSUs will be settled in shares of Class A Common Stock within a specified period following vesting. The RSUs are subject to vesting as follows:

•	Approximately 41.7% of the RSUs were fully vested upon grant.

•

Subject to continuing employment on the vesting date, approximately 16.6% of the RSUs will fully vest on the earlier to occur of (i) the one-year anniversary of the Effective Date or (ii) a “Change in Control” (as defined in the participant’s Termination Agreement). In the event of the termination of a participant’s employment by the Company for any reason (other than for cause) or in the event of the participant’s death or disability, these RSUs will become fully vested.

•

Subject to continuing employment on the vesting date, approximately 41.7% of the RSUs will fully vest on the earliest to occur of (i) the three-year anniversary of Effective Date (ii) a Change in Control or (iii) the attainment of a 20-trading day volume-weighted average price of $20.00 following the date of grant. In the event of the termination of a participant’s employment for any reason (other than death or disability) prior to vesting, these RSUs will be forfeited.

On the Effective Date and pursuant to the Plan and Confirmation Order, stock options (“Options”) were awarded to Messrs. Goodson, Clement and Mixon pursuant to the Management Incentive Plan as follows: 189,791 Options, 63,264 Options and 63,264 Options, respectively. One half of the Options granted to each recipient have an exercise price of $10.00 per share and the other half have an exercise price of $12.50 per share. The Options vest upon the earlier to occur of (i) a 20-trading day volume-weighted average price of a share of the Class A Common Stock at least equal to the applicable exercise price following the date of grant or (ii) a “Change in Control” (as defined in the participant’s Termination Agreement).

The foregoing descriptions of the RSUs and the Options are qualified in their entirety by reference to the full text of the form of Restricted Stock Units Award Agreement and the form of Stock Option Award Agreement, which are filed herewith as Exhibit 10.7 and Exhibit 10.8, respectively, and incorporated herein by reference.

Certain Relationships and Related Party Transactions

The transactions described under the heading “Registration Rights Agreement” in Item 1.01 of this Current Report on Form 8-K and the transactions in connection with the issuances described in Item 3.02 of this Current Report on Form 8-K may be deemed to be related party transactions. As such, the disclosures contained therein are incorporated into this Item 5.02 by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Effective Date, pursuant to the terms of the Plan and the Confirmation Order, the Company filed the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of Delaware. Also on the Effective Date, and pursuant to the terms of the Plan and the Confirmation Order, the Company adopted the Amended and Restated Bylaws (the “Bylaws”).

The Certificate of Incorporation provides that the total number of shares of capital stock that the Company is authorized to issue is 75,000,000 shares, consisting of (a) 64,999,998 shares of Class A Common Stock, (b) one share of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), (c) one share of Class C Common Stock, par value $0.01 per share (the “Class C Common Stock” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”) and (d) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The descriptions of the Certificate of Incorporation and the Bylaws are qualified in their entirety by reference to the full texts of the Certificate of Incorporation and the Bylaws, which are filed herewith as Exhibits 3.1 and 3.2, respectively, and incorporated herein by reference.

Common Stock

Holders of the Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders (except with respect to an election of directors as described below) and do not have cumulative voting rights. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by the Board, subject to any preferential dividend rights of any series of Preferred Stock that is outstanding at the time of the dividend.

The Certificate of Incorporation provides that the total number of directors constituting the Board shall initially be comprised of five directors. The directors shall consist of a single class, with an initial term of office to expire at the 2020 annual meeting of the stockholders to take place in 2020 (the “Initial Term”).

On the Effective Date, the Class B Holder (as defined in the Certificate of Incorporation) was issued one share of Class B Common Stock (the “Class B Holder”). The Class B Holder, as the holder of the only outstanding share of Class B Common Stock, has the right to elect two directors. The initial term of such directors is the Initial Term, and the Class B Holder will continue to have the right to elect two directors for so long as Corre (as defined in the Certificate of Incorporation) holds at least 20% of the then-outstanding Class A Common Stock (excluding shares of Class A Common Stock issued pursuant to an incentive plan or other incentive arrangement approved by the Board). If Corre holds less than 20% of the then-outstanding Class A Common Stock, the Class B Holder shall have the right to elect one director for so long as Corre holds at least 10% of the then-outstanding Class A Common Stock (excluding any shares of Class A Common Stock issued pursuant to an incentive plan or other incentive arrangement approved by the Board).

On the Effective Date, the Class C Holder (as defined in the Certificate of Incorporation) was issued one share of Class C Common Stock. The Class C Holder, as the holder of the only outstanding share of Class C Common Stock, has the right to elect two directors. The initial term of such directors is the Initial Term, and the Class C Holder will continue to have the right to elect two directors for so long as MacKay (as defined in the Certificate of Incorporation) holds at least 20% of the then-outstanding Class A Common Stock (excluding shares of Class A Common Stock issued pursuant to an incentive plan or other incentive arrangement approved by the Board). If MacKay holds less than 20% of the then-outstanding Class A Common Stock, the Class C Holder shall have the right to elect one director for so long as MacKay holds at least 10% of the then-outstanding Class A Common Stock (excluding any shares of Class A Common Stock issued pursuant to an incentive plan or other incentive arrangement approved by the Board).

In the event of the Company’s liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately the Company’s net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.

All shares of Common Stock will, when issued, be duly authorized, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

The Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of the Company’s securities. The Common Stock is not convertible and no redemption or sinking fund provisions are applicable to the Common Stock. Unless the Board determines otherwise, the Company will issue all of its Class A Common Stock in the form of one or more global certificates to be deposited in the facilities of the Depository Trust Company.

Preferred Stock

The Board has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series and to fix the designations, preferences, privileges and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of the Preferred Stock could have the effect of decreasing the trading price of the Class A Common Stock, restricting dividends on the Company’s capital stock, diluting the voting power of the Class A Common Stock, impairing the liquidation rights of the Company’s capital stock, or delaying or preventing a change in control of the Company.

Restrictions on Transfer

The Certificate of Incorporation provides that, as long as Corre and MacKay beneficially hold, collectively, 33% of the issued and outstanding shares of Class A Common Stock, if a beneficial holder of Class A Common Stock or group of beneficial holders of Class A Common Stock, collectively comprising at least a majority of the then outstanding shares of Class A Common Stock (the “Selling Stockholders”), wish to sell shares of Class A Common Stock owned by them and comprising at least a majority of all then outstanding shares of Class A Common Stock (on a fully diluted basis) to any person who is not an affiliate of the Selling Stockholder (such person, excluding any affiliate of a Selling Stockholder, a “Third Party Purchaser”) for cash or publicly traded securities or a combination thereof, either in a transfer or in a merger (or similar transaction), other combination, consolidation, recapitalization or reorganization (a “Drag-Along Sale”), then such Selling Stockholder shall have the right to require the other holders of Class A Common Stock to (x) sell all of their shares of Class A Common Stock to such Third Party Purchaser in connection with such Drag-Along Sale and otherwise on the same terms of such Selling Stockholders selling such shares of Class A Common Stock and (y) vote in favor thereof and use their best efforts to cooperate in the Drag-Along Sale as reasonably requested by the Board, including by waiving any appraisal or similar rights with respect to the Drag-Along Sale and executing any action by written consent of the holders of Class A Common Stock. In addition, the Certificate of Incorporation provides that, as long as Corre and MacKay beneficially hold, collectively, 33% of the issued and outstanding shares of Class A Common Stock, if the Board approves a Change of Control (as defined in the Certificate of Incorporation) (an “Approved Sale”), then each holder of Class A Common Stock agrees to vote in favor thereof and will use its best efforts to cooperate in the Approved Sale as reasonably requested by the Board, including by waiving any appraisal or similar rights with respect to the Approved Sale and executing any action or actions by written consent of the holders of Class A Common Stock.

The Certificate of Incorporation contains restrictions on the transfer of certain of the Company’s securities (including the Common Stock) by holders who are, or would become as a result of such transfer, a holder of at least 4.9% of the common stock. In particular, without the approval of the Board, no person or group of persons treated as a single entity under Treasury Regulation Section 1.382-3 will be permitted to acquire, whether directly, indirectly or constructively, and whether in one transaction or a series of related transactions, any of our Common Stock or any other instrument treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent that after giving effect to such purported acquisition (a) the purported acquirer, or any other person by reason of the purported acquirer’s acquisition, would become a Substantial Holder (as defined in the Certificate of Incorporation), or (b) the percentage of ownership of our Common Stock by a Tax Person (as defined in the Certificate of Incorporation) that, prior to giving effect to the purported acquisition, is already a Substantial Holder would be increased. In addition, without the approval of the Board, no Substantial Holder will dispose any of our Common Stock. Such restrictions were put in place in order to preserve the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Company or any direct or indirect subsidiary thereof (collectively, the “Tax Benefits”). Such restrictions will be in in place from the Effective Date to the earlier to occur of (i) any date after the Effective Date if the Board in good faith determines that it is in the best interests of the Company and its stockholders for such restrictions to expire, (ii) the beginning of a taxable year of the Company as of which no Tax Benefits are available, (iii) the second anniversary of the Effective Date, (iv) the date selected by the holders of a majority of the voting power of the Company or (v) the repeal, amendment or modification of Section 382 of the Code in such a way as to render the restrictions imposed by Section 382 of the Code no longer applicable to the Company.

Anti-takeover Effects of the Certificate of Incorporation and Bylaws

The Certificate of Incorporation and Bylaws contain provisions, including the Restrictions on Transfer described above, that may delay, defer or discourage another party from acquiring control of the Company. The Company expects that these provisions, including those summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the Company’s stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Stockholder Action and Advance Notice Requirements for Stockholder Proposals

The Company’s Certificate of Incorporation provides that stockholders may take action by written consent if the consent is signed by holders of the Company’s outstanding shares having the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting or special meeting of the stockholders, including the nomination of candidates for election as directors. Stockholders at an annual meeting or special meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to the Company’s secretary, of the stockholder’s intention to bring such business before the meeting.

Authorized but Unissued Shares

Under Delaware law, the Company’s authorized but unissued shares of Class A Common Stock are available for future issuance without stockholder approval. The Company may use these additional shares of Class A Common Stock for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of Class A Common Stock Common Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations

The Company has opted out of Section 203 of the DGCL.

Special Meetings of Stockholders

The Bylaws provide that, except as otherwise required by applicable law or provided in the Certificate of Incorporation, special meetings of the stockholders, other than those required by statute, may be called at any time (i) by the chairman of the Board, (ii) pursuant to a resolution adopted by the Board, or (iii) by the Board upon the written request of holders of a majority of the outstanding shares of Common Stock.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation limits the liability of the Company’s directors to the fullest extent permitted by the DGCL, and the Certificate of Incorporation provides that the Company indemnifies them to the fullest extent permitted by such law. The Company entered into indemnification agreements with the Company’s current directors and officers on the Effective Date as described above under the caption “Indemnification Agreements”.

Forum for Adjudication of Disputes

The Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim arising pursuant to the DGCL, the Certificate Of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction to the Court of Chancery; or (iv) any action asserting a claim governed by the internal affairs doctrine. Although the Company has included a choice of forum provision in its Certificate of Incorporation, it is possible that a court could rule that such provision is inapplicable or unenforceable. In addition, this provision would not affect the ability of the Company’s stockholders to seek remedies under the federal securities laws. Although the Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

Item 8.01	Other Information.

Forward-Looking Statements

This Current Report on Form 8-K, including Exhibit 99.2 furnished herewith, contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Current Report on Form 8-K, including Exhibit 99.2 furnished herewith, that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements relate, in part, to (i) the potential adverse effects of the chapter 11 cases on the Company’s liquidity, results of operations or business prospects, (ii) the ability to execute the Company’s business plan and (iii) the uncertainty that any trading market for the Class A Common Stock will exist or develop in the over-the-counter markets and are subject to a number of risks, uncertainties and assumptions, including, among other things, the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the caption “Risk Factors,” as well as in other reports filed from time to time by the Company with the SEC, most of which are beyond our control. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “indicate” and similar expressions are intended to identify forward-looking statements. Although we believe that the forward-looking statements contained in this Current Report on Form 8-K, including Exhibit 99.2 furnished herewith, are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this Current Report on Form 8-K, including Exhibit 99.2 furnished herewith, may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	First Amended Chapter 11 Plan of Reorganization, as Immaterially Modified as of January 28, 2019 of PetroQuest Energy, Inc. and its Debtor Affiliates (incorporated by reference to Exhibit 2.1 to Form 8-K filed on January 31, 2019).

3.1	Amended and Restated Certificate of Incorporation of PetroQuest Energy, Inc.

3.2	Amended and Restated Bylaws of PetroQuest Energy, Inc.

4.1	Indenture dated as of February 8, 2019, among PetroQuest Energy, Inc., the guarantors party thereto and Wilmington Trust, N.A., as the trustee and collateral agent.

4.2	Form of 10% Senior Secured PIK Note due 2024 (included in Exhibit 4.1)

4.3	Registration Rights Agreement dated as of February 8, 2019, by and among PetroQuest Energy, Inc. and the holders party thereto.

10.1	Term Loan Agreement dated as of February 8, 2019, by and among PetroQuest Energy, LLC, as borrower, PetroQuest Energy, Inc., as parent, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

10.2	Intercreditor Agreement dated as of February 8, 2019, by and among Wells Fargo Bank, National Association, as intercreditor agent, Wilmington Trust, National Association, as collateral agent, PetroQuest Energy, Inc. and PetroQuest Energy, L.L.C.

10.3	Form of Executive Employment Agreement.

10.4	Form of Termination Agreement.

10.5	Form of Indemnification Agreement.

10.6	PetroQuest Energy, Inc. 2019 Long Term Incentive Plan.

10.7	Form of Restricted Stock Units Award Agreement.

10.8	Form of Stock Option Award Agreement.

99.1	Order Confirming First Amended Chapter 11 Plan of Reorganization, as Immaterially Modified as of January 28, 2019, of PetroQuest Energy, Inc. and Its Debtor Affiliates (incorporated by reference to Exhibit 99.1 of Form 8-K filed January 31, 2019).

99.2	News Release dated February 11, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2019

PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer